EXHIBIT 99.A

News

El Paso Corporation Provides Update on its Control Remediation Process; Announces Restatement of 2003 and 2004 Financial Statements Resulting in a $46-Million Cumulative Reduction in Reported Net Losses During These Periods

HOUSTON, TEXAS, June 15, 2005—El Paso Corporation (NYSE:EP) provided today an update on its process to further remediate material weaknesses identified in its internal control over financial reporting previously announced in its Form 10-K for the year ended December 31, 2004. In addition, the company reported a restatement of its historical financial statements for 2003 and 2004 associated with certain issues related to currency translation adjustments that were identified during this remediation process. Overall, the impact of these restatements was a reduction of the company’s net loss in 2003 of $45 million and in 2004 of $1 million.

Internal Control Improvements

Since the filing of its Form 10-K, the company has taken the following actions to improve its internal control structure:

-	Security access controls

o	Implemented controls to monitor security access for its primary information technology financial systems;

o	Improved the timeliness and adequacy of security access monitoring;

-	Account reconciliations

o	Implemented improved controls for training, governing, and monitoring related to account reconciliations;

o	Increased monitoring of account reconciliations to assess their quality and ensure compliance with company standards;

-	Non-routine transactions

o	Developed a process to improve communication between commercial and accounting personnel of information to record non-routine transactions related to divestiture and other non-routine activities;

o	Enhanced the documentation required to evidence control performance and substantiate significant assumptions; and

o	Increased the focus on non-routine transactions, including establishing top-down review at management and disclosure committee levels.

The company continues to evaluate the effectiveness and efficiency of its internal control over financial reporting and is continuing to implement further process improvements designed to improve the efficiency and effectiveness of its internal controls.  Although the company anticipates that the remediation of the material weaknesses in internal controls will be completed by June 30, 2005, the effectiveness of the remediation cannot be fully assessed until the new controls have operated for a sufficient period of time.

Restatement of Financials

During the remediation process described above, the company identified issues related to its currency translation adjustment (CTA) balances included as a component of accumulated other comprehensive income. After a review of this issue, the company determined that its CTA balances contained amounts related to businesses and investments that had been previously sold or abandoned. The CTA balances related to these entities should have been reclassified to earnings upon the sale or abandonment of these entities. The company also identified an issue related to the manner in which it initially recorded U.S. deferred income taxes related to foreign entities that had CTA balances. These issues required the company to restate its historical financial statements for 2003 and 2004.

Overall, the impact of the restatement is as follows ($ in millions):

	December 31, 2004		December 31, 2003
	Originally reported*	Restated	Originally reported*	Restated
Loss from continuing operations	$802	$833	$605	$595
Loss from discontinued operations	$146	$114	$1,314	$1,279
Net loss	$948	$947	$1,928	$1,883
Other comprehensive income	$37	$41	$246	$195
Total assets	$31,383	$31,383	$36,942	$36,943
Total stockholders’ equity	$3,439	$3,438	$4,352	$4,346
Basic and diluted net loss per common share	$1.48	$1.48	$3.23	$3.15

*Originally reported amounts represent amounts reported in El Paso Corporation’s April 8, 2005, Form 10-K/A.

The restatement did not impact total cash flow from operations for any period.

El Paso will file a Form 10-K/A for the year ended December 31, 2004 and a restated Form 10-Q/A for the quarter ended March 31, 2005 shortly. Both of these filings will be available on the company's Web site, www.elpaso.com, on the Investors main page under El Paso Corporation Financial Filings and in the SEC Filings section. In addition, certain of the issues will also impact El Paso CGP Company and also will require it to restate its historical annual financial statements and quarterly reports for 2003 and 2004. As a result, investors should not rely on the previously filed financial statements for 2003 and 2004 for El Paso and El Paso CGP.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the extent and timing of the filing of our amendment of our SEC filings to reflect the restatement of financial statements; the market impact of our announcement of this restatement ; our ongoing efforts to remediate material weaknesses in our internal controls over financial reporting, and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts

Investor and Public Relations

Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Chris Jones, Manager
Office: (713) 420-4136

Bill Baerg, Manager
Office: (713) 420-2906